EXHIBIT 3.1

STATE OF SOUTH CAROLINA

SECRETARY OF STATE

ARTICLES OF AMENDMENT

Pursuant to Section 33-10-106 of the 1976 South Carolina Code, as amended, the undersigned corporation adopts the following Articles of Amendment to its Second Amended and Restated Articles of Incorporation (the “Second Amended and Restated Articles”):

1.	The name of the corporation is World Acceptance Corporation.

2.	On August 2, 1995, the shareholders of the corporation adopted the following amendment (the “Amendment”) to its Second Amended and Restated Articles:

The introductory subparagraph of Paragraph 3 of the Second Amended and Restated Articles of Incorporation shall be amended in its entirety to read as follows:

“3.    The Company is authorized to issue the following classes of shares:

Class of Shares	Authorized Number	Par Value Per Share
Common Stock	95,000,000	no par
Preferred Stock	5,000,000	no par”

3.	Set forth below is certain information regarding the adoption of the Amendment by the shareholders of the corporation on August 2, 1995:

Voting Group	Number of Outstanding Shares	Number of Votes Entitled to be Cast	Number of Votes Represented at the Meeting	Number of Undisputed Shares Voted for Amendment
Common Stock	6,939,191	6,939,191	6,153,665	4,928,200

The number of votes cast for the Amendment was sufficient for approval of the Amendment by the holders of Common Stock, the only voting group entitled to vote on the Amendment.

4.	The effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State.

Date: August 8, 1995	WORLD ACCEPTANCE CORPORATION

/s/ C. D. Walters
By: Charles D. Walters, President

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

WORLD ACCEPTANCE CORPORATION

Pursuant to Section 33-10-106 of the South Carolina Business Corporation Act of 1988, as amended, the undersigned World Acceptance Corporation, a South Carolina corporation (the “Company”), hereby adopts the following Seconded Amended and Restated Articles of Incorporation (the “Amendment”), which amends and restates in full the Company’s Amended and Restated Articles of Incorporation (as further amended prior to the date hereof, the “Amended and Restated Articles”) filed on September 7, 1989 in the Office of the Secretary of State of South Carolina.

A. The name of the Company is World Acceptance Corporation.

B. Amendment to and Restatement of Articles. On September 13, 1991, the shareholders of the Company, voting the number of shares indicated in paragraph D below, adopted the following Second Amended and Restated Articles of Incorporation:

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

WORLD ACCEPTANCE CORPORATION

1. The name of the Corporation is World Acceptance Corporation.

2. The registered office of the Corporation is The Prentice-Hall Corporation System, Inc., 2019 Park Street, Columbia, South Carolina 29202, and the registered agent of the Corporation is The Prentice-Hall Corporation System, Inc., 2019 Park Street, Columbia, South Carolina 29202.

3. The Company is authorized to issue the following classes of shares:

Class of Shares	Authorized Number	Par value Per Share
Common Stock	20,000,000	no par
Preferred Stock	5,000,000	no par

The relative rights, preferences and limitations of the shares of each class are as follows:

(a)	Common Stock

On all matters on which holders of Common Stock shall be entitled to vote, the holders of Common Stock shall be entitled to one vote for each share held. Holders of Common Stock shall be entitled to unlimited dividends when and if declared.

(b)	Preferred Stock

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Paragraph 3, to provide for the issuance of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(1)	The number of shares constituting that series and the distinctive designation of that series;

(2)	The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3)	Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(4)	Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(5)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(6)	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series; and

(7)	Any other relative rights, preferences and limitations of that series.

Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

4. The optional provisions which the Company elects to include in these Second Amended and Restated Articles of Incorporation are as follows:

(a)	The Company elects not to have pre-emptive rights.

(b)	Shareholders of any class shall not have the right to cumulate their votes for directors.

(c)	In the event that, and for so long as, the Company either has a class of voting securities registered with the Securities and Exchange Commission or other federal agency under Section 12 of the Securities Exchange Act, has gross assets at the end of its most recent fiscal year totalling twenty-five million dollars or more, or has five hundred or more shareholders of any class of stock, a director of the Company shall not be personally liable to the Company or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; (iii) imposed under Section 33-8-330 of the South Carolina Business Corporation Act (liability for unlawful distributions) or any successor statute; or (iv) for any transaction from which the director derived an improper personal benefit.

(d)	Pursuant to Sections 35-2-105 and 35-2-220 of the Code of Laws of South Carolina, 1976, as amended, the Company elects that Sections 35-2-101 through 35-2-226 (inclusive) of such laws do not apply to any control share acquisition of shares of the Company or to any business combination involving the Company.

5. Except as otherwise expressly provided in this paragraph 5:

(i)	any merger or consolidation of the Company with or into any other corporation; or

(ii)	any sale, lease, exchange or other disposition of all or substantially all of the assets of the Company to or with any other corporation, person or other entity; or

(iii)	any issuance or transfer by the Company of any of its securities to any other corporation, person or other entity as part of an exchange or acquisition of the securities or assets of such other corporation, person or other entity;

shall require the affirmative vote of the holders of at least two-thirds ( 2/3) of the outstanding shares of capital stock of the Company entitled to vote.

This paragraph 5 may not be amended or rescinded except by the affirmative vote of the holders of at least two-thirds ( 2/3) of the outstanding shares of capital stock of the Company entitled to vote.

7. Any person who is made a party to a proceeding because he or she is or was an officer or director of the Company shall be indemnified, reimbursed, or advanced funds for the reasonable expenses incurred by said person to the fullest extent permitted by law.

C. Effective Date. These Second Amended and Restated Articles of Incorporation shall become effective (the “Effective Date”) immediately upon filing with the Secretary of State of the State of South Carolina.

D. Approval by Shareholders. Set forth below is certain information regarding the adoption of this Amendment by the shareholders of the Company on November 1, 1991:

Voting Group	Number of Outstanding Shares	No. of Votes Entitled to be Cast	No. of Votes Represented At Meeting	No. of Votes Cast for Amendment
Class A Common Stock	1,075,000	1,075,000	1,075,000	1,075,000
Class B Common Stock	-0-	-0-	-0-	-0-
Series A Preferred Stock	70.0611	-0-	-0-	-0-

The number of votes cast for this Amendment by each voting group was sufficient for approval of this Amendment by each such voting group.

Date: November 1, 1991	WORLD ACCEPTANCE CORPORATION

	By:	/s/ C. D. WALTERS
C. D. Walters C. D. Walters, President